Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements (No. 333-185154 and 333-251235) on Form S-8 of Washington Federal, Inc. of our report dated June 21, 2021, relating to the statements of net assets available for benefits of Washington Federal Bank 401(k) Plan as of December 31, 2020 and 2019, related statements of changes in net assets available for benefits for the years then ended, and the related supplemental information as of December 31, 2020, appearing in this Annual Report on Form 11-K of Washington Federal Bank 401(k) Plan for the year ended December 31, 2020.

/s/ Moss Adams LLP

Campbell, California
June 21, 2021